Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
April 27, 2016	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports First Quarter 2016 Results
Company Highlights

•	First quarter 2016 net loss of $44.8 million or $0.55 per diluted common share

•	First quarter 2016 operating income[1] of $21.0 million or $0.25 per diluted common share

•	DAC unlocking in first quarter 2016 increased the net loss by $28.4 million or $0.35 per diluted common share and reduced operating income[1] by $28.6 million or $0.35 per diluted common share

•	First quarter 2016 annuity sales of $2.1 billion, up 59% from first quarter 2015

•	Policyholder funds under management of $42.5 billion, up 16.6% from March 31, 2015

•	First quarter 2016 investment spread of 2.65%

•	Operating income[1] return on average equity[1] of 10.6% (trailing twelve months)

•	Estimated risk-based capital (RBC) ratio of 320% at March 31, 2016 compared to 336% at December 31, 2015

•	Book value per share (excluding accumulated other comprehensive income) of $20.74
WEST DES MOINES, Iowa (April 27, 2016) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported a first quarter 2016 net loss of $44.8 million, or $0.55 per diluted common share, compared to net income of $5.9 million, or $0.07 per diluted common share, for first quarter 2015.
Operating income1 for the first quarter of 2016 was $21.0 million, or $0.25 per diluted common share, compared to $48.8 million, or $0.62 per diluted common share, for first quarter 2015.
The first quarter 2016 net loss was increased by $28.4 million ($0.35 per diluted common share) and first quarter 2016 operating income1 was decreased by $28.6 million ($0.35 per diluted common share) for revisions to investment spread assumptions utilized in the determination of deferred policy acquisition costs and deferred sales inducements. Excluding the effects of these assumption revisions, first quarter 2016 operating income1 was $49.6 million, or $0.60 per diluted common share.

STRONG SALES DESPITE COMPETITION
First quarter sales of $2.1 billion were up 59% from the prior year first quarter and nearly equaled the single quarter record set in fourth quarter 2015. Net sales after coinsurance ceded for the first quarter of 2016 were $1.6 billion, a 35% increase from $1.2 billion in net sales for the first quarter of 2015 and a 16% decrease from $1.9 billion in net sales in the fourth quarter of 2015.
Commenting on sales, John Matovina, Chief Executive Officer and President, said: "Our sales for the quarter were strong on both a gross and net basis. As expected, we experienced more competition in the independent agent distribution channel for fixed index annuity products and those sales fell by 20% relative to the fourth quarter of 2015. However, that decline was substantially offset by increased sales of multi-year rate guaranteed fixed annuity products for both American Equity Life and Eagle Life and fixed index annuities sold by Eagle Life through broker-dealers and banks. We coinsure 80% of the premiums received from sales of those products which accounts for the 16% decrease in net sales compared to the fourth quarter of 2015."
Matovina continued, "A key initiative for us is expanding in the broker-dealer and bank distribution channels, two channels that represent a significant growth opportunity for fixed index annuity sales. We formed Eagle Life to pursue this opportunity and are starting to show meaningful traction. In this year's first quarter, Eagle Life sold $416 million, more than double its fourth quarter 2015 sales of $205 million and just $89 million shy of its full year 2015 sales of $505 million. The majority of the first quarter increase came from multi-year rate guaranteed annuities. Eagle Life uses multi-year rate guaranteed annuities to establish new relationships with financial institutions with the objective of expanding sales into fixed index annuities once the financial institution experiences our excellent service culture. That strategy contributed to a 13% sequential increase in Eagle Life's fixed index annuity sales to $187 million. But more importantly, Eagle Life is actively expanding its distribution relationships and now has selling agreements with 48 distributors. We expect that several of these distribution relationships will be providing significant production to Eagle Life by the end of 2016."
SPREAD DECLINES SLIGHTLY ON LOWER INVESTMENT YIELD
American Equity’s investment spread was 2.65% for the first quarter of 2016 compared to 2.67% for the fourth quarter of 2015 and 2.77% for the first quarter of 2015. On a sequential basis, the average yield on invested assets declined four basis points while the cost of money declined two basis points..
Average yield on invested assets continued to be favorably impacted by non-trendable items and unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate and high cash balances. Fee income from bond transactions and prepayment income added 0.08% to first quarter 2016 average yield on invested assets compared to 0.07% from such items in the fourth quarter of 2015. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2016 was 4.14% compared to average yields ranging from 3.73% - 4.03% in the four quarters of 2015. The average balance for cash and short-term investments was $807 million during the quarter, compared to $476 million in the fourth quarter of 2015.

The aggregate cost of money for annuity liabilities decreased by two basis points to 1.93% in the first quarter of 2016 compared to 1.95% in the fourth quarter of 2016. This decrease reflected continued reductions in crediting rates.
Commenting on investment spread, John Matovina said: “Low interest rates continue to pressure our investment spread. The markets are still offering yields below our portfolio rate and we held more cash and short-term investments than usual this quarter, both of which put downward pressure on our investment income and average yield on invested assets. We are counteracting the impact of lower investment yields by reducing the rates on our policy liabilities but the impact on the cost of money from these reductions is less than the impact on the average yield on invested assets from investment purchases by a few basis points. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.52% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist. Most importantly, we intend to maintain our risk discipline in managing our investment portfolio and not chase higher yields in assets and asset classes that do not fit our risk profile.”
BOND PORTFOLIO: HIGH CREDIT QUALITY AND MANAGEABLE TROUBLED SECTOR EXPOSURE
The credit quality of the Company's bond portfolio remains high with 96.2% of its fixed maturity securities at March 31, 2016 rated investment grade by nationally recognized statistical rating organizations. This represents a modest decrease from 96.5% investment grade securities at December 31, 2015 which is largely attributable to securities in the energy, metals and mining sectors. As expected, several of the securities owned by the Company in these sectors were downgraded in the first quarter and the Company estimates that these downgrades reduced its RBC ratio by five percentage points. At March 31, 2016, the Company's exposure to securities in the energy, metals and mining sectors is summarized as follows:

•	Fair value of $3.1 billion and an unrealized loss of $227 million compared to fair value of $2.9 billion and an unrealized loss of $336 million at December 31, 2015.

•	86% were rated investment grade, down from 95% at December 31, 2015.
At March 31, 2016, the Company's Watch List of securities deemed at risk for a future other than temporary impairment assessment included securities of ten issuers with a fair value of $82.4 million and an unrealized loss of $39.9 million. This unrealized loss represents less than 2% of the Company's consolidated stockholder's equity and its statutory capital and surplus at March 31, 2016.
FINAL DOL FIDUCIARY RULE UNEXPECTEDLY ALTERS TREATMENT OF FIXED INDEX ANNUITIES
The Department of Labor (DOL) issued its final conflict of interest fiduciary rule and related prohibited transaction exemptions (PTEs) earlier this month. Unexpectedly, fixed index annuities were included with securities products in the more onerous Best Interest Contract Exemption (BICE) rather than PTE 84-24.

Commenting on the DOL fiduciary rule, Matovina said: "We are disappointed with the final rule. Over the last two years, industry representatives met with the DOL to discuss the structure, benefits and distribution of fixed index annuities. The last minute change without the opportunity to make comment is contrary to the rule making process government agencies are expected to follow. Fixed index annuities are treated in a way that cannot be justified as merely a means of minimizing conflicts and the rule disregards their status under federal securities and state insurance laws. The conflicts associated with commission sales of all fixed annuities are identical, yet fixed index annuities are denied treatment under PTE 84-24 which is available to other fixed annuity products. Most importantly, the final PTEs will limit access to a fixed annuity insurance product that more and more Americans find to be the right solution for their retirement savings and retirement income needs."
The Company's observations based on its analysis of the final rule and related PTEs on the sale of fixed index annuities are as follows:

•
There are numerous obstacles to complying with BICE for the independent agent distribution channel. BICE was not drafted to be workable for independent agent distribution of fixed index annuities. If BICE becomes operational for fixed index annuities, the Company may partially mitigate the disruptive impact on sales and growth in policyholder funds under management by updating and expanding its menu of traditional declared rate annuities that offer lifetime income riders and other features retirees find attractive. These products will meet PTE 84-24's definition of a Fixed Rate Annuity Contract.

•
BICE is more workable for sales of fixed index annuities through broker-dealers and banks and poses a smaller threat to sales of fixed index annuities in those distribution channels. The Company anticipates that many broker-dealers and banks will continue to sell the product although some may seek changes in compensation and/or product design to meet their compliance obligations.

•	The Company is aware of several parties considering litigation options and strategies. The Company would not be surprised if multiple lawsuits are filed on procedural and substantive matters.
CAPITAL ADEQUACY: PHYSICAL SETTLEMENT OF EQUITY FORWARDS AND REINSURANCE SOLUTIONS ANTICIPATED
Net sales in 2015 were 10% ahead of the sales level contemplated in the Company's capital planning at the time of its 2015 equity offering and net sales for 2016 may exceed the level contemplated last summer. The Company intends to physically settle its two equity forward sales agreements later this year. Physical settlement of these agreements would generate approximately $135 million in net proceeds and the Company would issue approximately 5.6 million shares of its common stock. On a pro forma basis, assuming the net proceeds were invested in securities with a NAIC 1 designation, the estimated RBC ratio at March 31, 2016 would be 337%.

The Company's capital planning in conjunction with the 2015 equity offering included two alternatives for maintaining adequate regulatory capital should sales growth outpace the capital generated by the initial net proceeds from the equity offering and the net proceeds available from the forward sales agreements. And while the recently issued DOL conflict of interest fiduciary rule makes the 2017 sales outlook uncertain, it would not be prudent for the Company to manage its regulatory capital assuming the current level of sales is significantly disrupted by the DOL rule. The two alternatives for regulatory capital include reinsurance solutions and issuing additional debt. The Company will be exploring reinsurance solutions with several potential reinsurance counterparties. However, there is no assurance that reinsurance discussions will produce a reinsurance solution on terms acceptable to the Company. In the absence of a reinsurance solution, the Company would consider raising capital through the issuance of additional debt within parameters that would not jeopardize the Company's current ratings from rating agencies.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2016 earnings on Thursday, April 28, at 9:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 89115706 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 5, 2016 at 855-859-2056, passcode 89115706 (international callers will need to dial 407-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$7,345	$6,997
Annuity product charges	36,505	28,682
Net investment income	450,826	399,669
Change in fair value of derivatives	(74,065)	(31,100)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	2,687	4,879
OTTI losses on investments:
Total OTTI losses	(6,018)	(132)
Portion of OTTI losses recognized in (from) other comprehensive income	324	—
Net OTTI losses recognized in operations	(5,694)	(132)
Total revenues	417,604	408,995

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	9,109	9,220
Interest sensitive and index product benefits	97,671	282,825
Amortization of deferred sales inducements	27,479	10,953
Change in fair value of embedded derivatives	265,857	51,213
Interest expense on notes payable	6,880	7,339
Interest expense on subordinated debentures	3,168	3,016
Amortization of deferred policy acquisition costs	49,713	14,286
Other operating costs and expenses	26,830	21,122
Total benefits and expenses	486,707	399,974
Income (loss) before income taxes	(69,103)	9,021
Income tax expense (benefit)	(24,262)	3,118
Net income (loss)	$(44,841)	$5,903

Earnings (loss) per common share	$(0.55)	$0.08
Earnings (loss) per common share - assuming dilution	$(0.55)	$0.07

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	82,129	77,042
Earnings (loss) per common share - assuming dilution	82,961	79,118

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations. The Company believes measures excluding their impact are useful in analyzing operating trends and the combined presentation and evaluation of operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands, except per share data)
Net income (loss)	$(44,841)	$5,903
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	745	(1,819)
Change in fair value of derivatives and embedded derivatives - index annuities	63,477	43,657
Change in fair value of derivatives and embedded derivatives - debt	1,617	1,077
Operating income (a non-GAAP financial measure)	$20,998	$48,818

Per common share - assuming dilution:
Net income (loss)	$(0.55)	$0.07
Adjustments to arrive at operating income:
Anti-dilutive effect of net loss	0.01	—
Net realized investment (gains) losses, including OTTI	0.01	(0.02)
Change in fair value of derivatives and embedded derivatives - index annuities	0.76	0.55
Change in fair value of derivatives and embedded derivatives - debt	0.02	0.02
Operating income (a non-GAAP financial measure)	$0.25	$0.62

(a)
Adjustments to net income (loss) to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
March 31, 2016
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,294,688
Average AOCI	(711,929)
Average equity excluding average AOCI	$1,582,759

Net income	$169,086
Operating income	168,000

Return on Average Equity Excluding Average AOCI
Net income	10.68%
Operating income	10.61%
1 - The net proceeds received from the Company's public offering of common stock in August 2015 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the public stock offering in August 2015.